Exhibit 10.36

SCI CALYX

Real Estate Company (Société Civile Immobilière)

Capital stock 10,000 euros

Registered office: 161, rue Lavoisier

38330 Montbonnot Saint Martin

France

BYLAWS

SCI CALYX

Real Estate Company (Société Civile Immobilière)

Capital stock 10,000 euros

Registered office: 161, rue Lavoisier

38330 Montbonnot Saint Martin

France

BYLAWS

The undersigned:

•                                          Société TORNIER, a société par actions simplifiée (a simplified joint stock company) with authorized capital stock of 311,024 euros, having its registered office in Saint-Ismier, (38330), France, rue Doyen Gosse, recorded in the Grenoble Commercial Register under No. 070 501 275, represented on this occasion by Douglas Kohrs, who has been issued due authorization for the purpose,

•                                          Mr. Alain Tornier, born August 24, 1946, in Grenoble (38000), residing at 299 Chemin du Buttit in Saint-Ismier (38330), France, a French citizen, divorced,

HAVE DRAFTED THE BYLAWS SET FORTH BELOW FOR THE SOCIETE CIVILE THEY INTEND TO FORM BETWEEN THEM:

ARTICLE 1 — FORM OF THE COMPANY

A société civile (non-trading company) governed by the provisions of Title IX of Book III of the French Civil Code, the regulations issued for their application and these Bylaws is formed among the holders of the shares created below and those that may be created in the future.

ARTICLE 2 — PURPOSE

The purpose of the company is:

•                                          the acquisition, administration, management by leasing or otherwise of all property and real estate assets,

•                                          all financial transactions involving real or movable property and in general all transactions that are related directly or indirectly to that purpose, on condition that these transactions do not modify the essential non-trading character of the company.

ARTICLE 3 — COMPANY NAME

The name of the company is:

SCI CALYX

This name, which must appear on all transactions and documents issued by the company and intended for third parties, must be preceded or followed by the words “Société Civile” and the amount of the authorized capital stock.

ARTICLE 4 — REGISTERED OFFICE

The registered office is at:

MONTBONNOT SAINT MARTIN (38330), FRANCE

161 rue Lavoisier

The registered office may be transferred to any other location in the same city or in the same department by a simple decision of the management which, in that case, is authorized to amend the bylaws accordingly, and to any other location by an extraordinary collective decision of the shareholders.

ARTICLE 5 — DURATION

The duration of the company is set at 99 years counting from its recording in the Commercial Register, unless it is dissolved before the end of that period or extended under the conditions set forth in these bylaws.

ARTICLE 6 — CONTRIBUTIONS

The undersigned are contributing the amounts indicated below in cash to the company, namely:

•	Société TORNIER SAS, the sum of:	5,100 euros
•	Alain Tornier, the sum of:	4,900 euros

For a total sum of:		10,000 euros

All of these contributions, in cash, i.e. the total sum of 10,000 euros, have been deposited prior to this date with Banque BNP Paribas, Montbonnot (38330) Branch Office, in an account opened in the name of the Company in formation. This amount will be withdrawn by the Management upon presentation of the certificate from the Registrar’s Office of the Court of Commerce (Greffe du Tribunal de commerce) certifying the recording of the Company in the Commercial Register.

ARTICLE 7 — CAPITAL STOCK

The capital stock is set at the sum of ten thousand (10,000) euros. It is divided into one thousand (1,000) shares having a par value of ten (10) euros each, numbered from 1 to 1,000, and distributed to the shareholders in representation of their respective capital contributions, namely:

•                                          Société TORNIER, 510 shares numbered 1 through 510,

•                                          Alain Tornier, 490 shares, numbered 511 through 1,000,

the total of which equals the number of shares making up the capital stock: 1,000 shares.

ARTICLE 8 — MODIFICATION OF THE CAPITAL STOCK

The capital stock may be increased by a collective extraordinary decision, by the creation of new shares or by increasing the par value of the existing shares either by means of capital contributions in cash or in kind, offsetting with liquid and due credits against the company or by the incorporation of profits or reserves.

In the event of a capital increase, the recipients of new shares, if they are not already shareholders, must be approved under the conditions set forth in Article 12 below.

The capital stock may also be reduced, by a collective extraordinary decision, by means of the cancellation, reimbursement or repurchase of existing shares or an exchange of shares for an identical or lower number of new shares that may or may not have the same par value.

ARTICLE 9 — CURRENT ACCOUNTS

In addition to their contributions, the shareholders may pay in or place at the company’s disposal any sums the company may need. These amounts shall be credited to a current account opened in the name of the shareholder.

The maximum amount of these sums, the conditions for their repayment and the setting of interest rates shall be determined by agreement between the management and the shareholders.

ARTICLE 10 — REPRESENTATION OF THE SHARES

The shares may not be represented by negotiable certificates. The rights of each shareholder in the company are exclusively as set forth in these Bylaws, any subsequent amendments to these Bylaws and transfers that are carried out in accordance with due procedure.

ARTICLE 11 — RIGHTS LINKED TO THE SHARES

Each share gives its owner an equal share in the company’s profits and in all the company’s assets.

The shares are indivisible from the point of view of the company. The co-owners of a share that is held jointly shall be represented by a single representative chosen from among the joint owners. In the event of disagreement, the representative shall be appointed by the courts at the request of the more diligent party.

If a share is subject to a life interest, the voting right shall belong to the bare owner, except for decisions relating to the allocation of profits, in which case the voting right is reserved for the beneficial owner. In all cases, however, the bare owner has the right to participate in the collective decisions.

ARTICLE 12 — TRANSFER OF SHARES AMONG LIVING PERSONS

12.1                           Every transfer of shares must be recorded by an officially recorded instrument or private agreement.

The transfer shall be valid in the eyes of the company only after completion of the formalities pursuant to Article 1690 of the French Civil Code. However, these formalities may be replaced by a transfer in the Register of Transfers maintained by the company. This Register is the collection, in the chronological order of their creation, of identical pages that contain writing on one side only. Each of these pages is reserved for an owner of shares in the company on the basis of its ownership or for more than one owner on the basis of their joint ownership, their bare ownership or beneficial ownership of the shares in question.

To be legally binding on third parties, the transfer must also be registered with the Registrar’s Office of the Court of Commerce as an entry in to the Commercial Register.

When two spouses are shareholders in the company simultaneously, valid transfers by one to the other must be recorded in an officially recorded instrument or private agreement with an authenticated date other than by the death of the transferor.

The shares may be transferred without restriction between shareholders, subject to the preemption right stipulated in Article 13 below.

The shares may be transferred to third parties only with approval given under the conditions below, even if the transfers are being made to the transferor’s spouse, ascendants or descendants.

The approval of the shareholders shall be given in the form of an extraordinary collective decision, whereby the transferring shareholder shall take part in the vote.

The company and each of the shareholders must be notified of the intended transfer, accompanied by a request for approval, in the form of an extrajudicial notice, a letter sent via ordinary mail or a letter sent via registered mail with confirmation of delivery. The management shall make all the arrangements necessary to consult the shareholders with regard to the intended transfer.

The shareholders shall make a decision on the planned transfer within one month following the notification of the company and the transferring shareholder shall be notified of their decision by a letter sent via ordinary mail or a letter sent via registered mail with confirmation of delivery within two months following the notification.

If the request is approved, the transfer must be completed within three months following the notification of the approval. If the transfer is not completed within this period, the transferor shall be deemed to have renounced the transfer.

If approval is withheld, each shareholder may offer to acquire the shares in question.

When more than one shareholder expresses a wish to purchase the shares, unless agreed otherwise they shall be deemed to be offering to purchase the shares in proportion to the number of shares they held prior to the notification of the planned transfer.

If none of the shareholders offers to purchase the shares or if there are shares that have not been purchased because the requests received do not cover all of the shares, the company may have the shares purchased by a third party who has been duly approved by the shareholders other than the transferor.

The company may also proceed to purchase the shares for purposes of their cancellation.

The management shall be responsible for collecting the individual purchase offers from the shareholders and then, if necessary, requesting an offer from a third party or from the company.

The management shall notify the transferor, in a letter sent via ordinary mail or a letter sent via registered mail with confirmation of delivery, of the name of the proposed purchaser(s), shareholder(s) or third parties, or the offer by the company to repurchase the shares, as well as the price offered. If an agreement on the price cannot be reached, the price shall be set by a designated expert or by the parties or, if the parties are unable to reach an agreement on the appointment of the expert, by an order of the President of the District Court (Président du Tribunal de Grande Instance) acting in response to a request for an interim order and without appeal, all without prejudice to the right of the transferor to keep its shares.

In all cases where the shares are purchased either by shareholders or by third parties designated by the shareholders or repurchased by the company, if the transferor refuses to sign the transfer agreement after having been formally notified to do so, the transfer shall be officially completed by the management or the representative of the company specially authorized for the purpose, who shall sign the transfer agreement on behalf of the company. This record, which relates the procedure followed, shall be accompanied by all the pertinent documentation.

If the transferor receives no purchase offers within a period of six months counting from the date of the last of the notifications it has made to the company and to the shareholders, the transfer shall be deemed to have been approved, unless the other shareholders have decided, in the same period, to dissolve the company, a decision which the transfer may render null and void if it notifies the company by extrajudicial notice or a letter sent via registered mail with confirmation of delivery of its renunciation of the initial transfer plan within one month, counting from the decision to dissolve the company.

These provisions relating to the absence of a purchase offer within the period allowed are applicable if the company has given notification of its refusal to approve the transfer as well as if it has neglected to do so.

12.2                           Also subject to approval by the company are all trades, capital contributions, allocations following liquidation of community property by the surviving spouse or former spouse, donations, the purpose or effect of which is to transfer any ownership rights to one or more shares in the company between any individuals or entities.

The preceding provisions are also applicable in the case of the merger or spin-off of a shareholding entity.

12.3                           The shares may be pledged as collateral, provided that the publication requirements pursuant to the regulations in force that determine the rank of the secured creditors are observed.

Any shareholder may obtain consent from the shareholders for the intended pledging of shares as security under the same conditions as those stipulated for the shareholders’ approval of a transfer of shares. The company must give notification of the decision of the shareholders to consent to the intended pledging of the shares as security or refuse to approve it within a period of six months counting from the last of the notifications containing the request. The lack of a response in this period shall be deemed approval. Consent to the intended pledging of shares as security also includes the approval of the transferee in the event of the forced sale of the shares on condition that the shareholders and the company are given notification of this sale at least one month prior to the sale.

Each shareholder may take the place of the purchaser within a period of five clear days after the sale. If more than one shareholder exercises this option and wishes to purchase a total number of shares that exceeds the number of shares available for purchase, in the absence of an agreement among the interested shareholders stipulating otherwise, their requests shall be reduced taking into consideration the right of each shareholder to acquire the shares on offer in proportion to the number of shares the shareholder previously held in relation to the number of shares held by all of the shareholders. If, after this first allocation, there remain unattributed shares, these shares shall be distributed in the same proportion among the shareholders whose requests have not been filled.

If the shareholders do not take the place of the intended purchaser for all of the shares that are the subject of the forced sale, the company may proceed to purchase the shares for purposes of their cancellation.

Notification of a forced sale that is not the result of a pledging of the shares as security to which the other shareholders have given their consent must likewise be given to the shareholders and to the company one month prior to the sale. During this period, the shareholders may decide to purchase the shares, have the company purchase them for cancellation or dissolve the company early, under the conditions stipulated in Article 12.1 above.

If the sale has already taken place, the shareholders or the company may exercise the option of substitution available to them under Paragraph 3 of Article 12.3. Failure to exercise this option shall be deemed approval of the purchaser.

ARTICLE 13 — PREEMPTION RIGHT

The transfer of shares to a third party or to shareholders is subject to the preemption right of the shareholders defined below.

The transferor must notify the managing director of the company of its intended transfer, indicating the identity of the transferee (name and address or company name, registered office, amount of the capital stock, Commercial Register information, makeup of the management and supervisory bodies, identity of the shareholders), the number of shares involved in the planned transfer and the price offered.

The managing director must notify the company’s shareholders of this plan within 15 days and the shareholders shall individually have a period of 15 days to offer to purchase the shares to be transferred in proportion to their share of the company stock.

If the offers to purchase the shares are not proportional to the number of shares in the company already held by the purchasers, the managing director may proceed to allocate the shares to be purchased on the basis of the offers received. If the offers have not absorbed all of the shares offered for sale, the managing director may offer them to any shareholders of his choice or have them purchased by the company, which must either sell them or cancel them within a period of six months.

These shares shall be purchased at a price which, if the parties are unable to come to an agreement, shall be determined by an expert pursuant to the provisions of Article 1843-4 of the French Civil Code.

The above provisions are applicable to all sales and transfers, including by public tender under the terms of a Court Order or otherwise.

If the preemption right is not exercised, the planned transfer may be completed subject to compliance with the provisions of Article 12 above.

In the event of a capital increase that takes the form of an issue of shares in cash, the transfer of the subscription rights is subject to the provisions of this article.

The transfer of the right to the awarding of free shares in the company in the event of the incorporation into the capital of profits, reserves, provisions, issue or merger premiums, shall be considered similar to the transfer of the free shares themselves and must be the subject of a first-refusal procedure under the conditions defined above.

Any transfer carried out in violation of the above clauses shall be considered null and void.

ARTICLE 14 — APPROVAL OF SPOUSAL COMMUNITY PROPERTY ARRANGEMENTS

The position of shareholder is extended to a spouse under a community property arrangement for one-half of the shares subscribed or acquired by means of community property funds if the potential shareholder notifies the company of his or her intention to be a shareholder personally.

If the notification is given at the time of the capital contribution or acquisition, the approval given by the shareholders shall be considered valid for both spouses. If the spouse exercises his or her claim subsequent to the completion of the subscription or the acquisition, such exercise shall be subject to the approval of the shareholders in the forms and conditions stipulated in Article 12 of these Bylaws. The shareholder spouse shall then be barred from voting and his or her shares shall not be taken into consideration for the calculation of the majority.

The spouse must be notified of the shareholders’ decision within two months of the request; in the absence of notification, approval shall be deemed given. In the event of a properly notified refusal, the shareholder spouse shall remain a shareholder for all of the community property shares. The above referenced notifications shall be made by a letter sent via registered mail with confirmation of delivery.

ARTICLE 15 — DEATH OF A SHAREHOLDER

The company shall not be dissolved by the death of a shareholder, but shall be continued among the surviving shareholders and the heirs or assigns of the deceased shareholder and the shareholder’s surviving spouse, if any, duly approved by the surviving shareholders under the conditions set forth in Article 12 above.

The heirs, assigns or spouse who are not approved to become shareholders are entitled only to the value of the company shares left to them.

The heirs, assigns or spouse of the deceased shareholder must document their entitlement within three months of the death by producing a copy of an officially recorded document containing statements by a number of persons as to their identity or entitlement or an extract of an inventory of the estate. Within thirty days of the submission of these documents, the managing director must bring about a decision by the surviving shareholders at on the request for approval. The interested parties shall be notified by the management within a period of six months counting from the death; in the absence of notification, approval shall be deemed to have been given. If approval is refused, the provisions of Articles 1862 and 1863 of the French Civil Code apply. The purchase price of the shares shall be paid in cash at the time of the completion of the transfers or the decision to reduce the capital stock, which must take place within the month of the final determination of the price.

In the absence of the completion of the purchase or the reduction of the capital within a period of six months of the notification of the occurrence of the death, the heirs, assigns or spouse shall be deemed to have been approved as shareholders.

ARTICLE 16 — WITHDRAWAL

Without prejudice to the rights of third parties, a shareholder may withdraw from the company in whole or in part, after authorization has been given by the collectivity of shareholders acting under the majority conditions defined for extraordinary decisions.

The collective decision must be made within a period of three months, counting from the request for withdrawal, notification of which must be given by a letter sent via registered mail with confirmation of delivery.

The withdrawal of a shareholder for cause may also be decided by a court ruling.

Unless Article 1844-9, paragraph 3, of the French Civil Code is applied, the withdrawing shareholder shall be entitled to the reimbursement of the value of his or her shareholder rights determined, in the absence of an amicable agreement, pursuant to Article 1843-4 of the French Civil Code.

ARTICLE 17 — INSOLVENCY, PERSONAL BANKRUPTCY, REORGANIZATION OR JUDICIAL LIQUIDATION

In the event of insolvency, personal bankruptcy, reorganization or judicial liquidation proceedings involving one of the shareholders, and unless the other shareholders decide unanimously to dissolve the company, the shareholder rights of the interested party shall be reimbursed and the shareholder in question shall then cease to be a shareholder.

ARTICLE 18 — SHAREHOLDER LIABILITY

With regard to third parties, the shareholders shall be liable indefinitely for the liabilities of the company in proportion to their share in the capital stock on the date the liabilities are payable or on the date of the suspension of payments.

A shareholder who has contributed only his industry shall be considered liable to the same extent as the shareholder with the lowest proportion of the capital stock.

Creditors may pursue a shareholder to collect payment of the company’s debts only after having tried unsuccessfully to collect the debt from the company itself.

Legal action against non-liquidating shareholders or their heirs and assigns is prohibited for five years dating from the publication of the dissolution of the company.

ARTICLE 19 — MANAGEMENT

The company shall managed by one or more persons, who may or may not be shareholders, individuals or entities who have been appointed, with or without a limitation of term, by a collective decision of the shareholders representing more than one-half of the shares of the company.

The managing director may be dismissed by a decision of shareholders representing more than two thirds of the shares in the company.

The functions of the managing director cease with the death, insolvency, personal bankruptcy, reorganization or judicial liquidation, dismissal or resignation of the managing director or the expiration of the managing director’s term of office, if a term has been set.

The death, resignation or dismissal of a managing director, who is not required to be a shareholder, shall not result in the dissolution of the company. If the managing director is a shareholder, upon resignation or dismissal the managing director is authorized to withdraw from the company under the conditions set forth in Article 16 above.

If the managing director is a legal entity, the legal entity’s own managing directors are subject to the same conditions and obligations and the same civil and criminal liabilities as if they were managing directors of the company in their own name, without prejudice to the joint liability of the legal entity they manage.

The managing director may receive compensation which is defined by the decision by which he or she was appointed. The managing director is also entitled to reimbursement, upon presentation of supporting documentation, for the costs of business entertainment and travel.

In relationships with third parties, the managing director may bind the company by legal transactions that are within the purpose of the company.

The opposition by one managing director to the actions of another managing director shall have no effect with regard to third parties, unless it is established that the third party was aware of the opposition.

In relationships between shareholders, the managing director may carry out all actions that are within the purpose of the company and serve the interests of the company.

However, as an internal operating regulation and without this limitation being valid vis-à-vis third parties, the managing director may not, without authorization in the form of a collective decision of shareholders representing more than one-half of the shares, conduct the following transactions alone:

•                  enter into, amend or cancel any lease agreement or any other document concerning occupation of the company’s commercial premises;

•                  purchase, sell or trade real estate or other property or a leasehold;

•                  order any construction work to be done on the premises, whether the work in question relates to the structure of the building, its decoration, the interior design or the layout of the building or property,

•                  take a mortgage on the company property or impose any other charges on company assets,

•                  acquire or transfer an equity position in any company; carry out a partial contribution of company assets to any company already formed or to be formed;

•                  make investments of any type or sign any contract or any legal transaction committing the company for an amount greater than 10,000 euros;

•                  contract a loan in any form whatever,

•                  grant loans in any form whatever.

If there is more than one managing director, the managing directors may exercise this authority together or separately, although each managing director has the right to oppose any transaction before it is completed.

The managing director may, on his or her own responsibility, delegate his or her authority for one or more determined actions.

Each managing director is individually liable with respect to the company and to third parties for violations of laws and regulations, violations of the Bylaws and errors in management.

If more than one managing director participated in the same action, they are jointly liable with respect to third parties and the shareholders. However, in the relationships of the managing directors to one another, the court shall determine the contribution that each of them must make to paying compensation for the damage.

ARTICLE 20 — COLLECTIVE DECISIONS

20.1                           The collective decisions shall be made, at the option of the management, either in a meeting of shareholders or in the form of a written consultation. Collective decisions may also be reflected by the consent of all the shareholders expressed in an authenticated document.

20.2                           The collective decisions shall be made at the initiative of the management.

If there is more than one managing director, each managing director may proceed to convene the meeting or consultation and any such meeting notice or consultation may not be challenged.

In addition, any non-managing shareholder may, at any time, via registered letter, request the management to propose a decision to the shareholders on a determined issue.

Unless the issue raised relates to a delay on the part of the managing director in the performance of one of his obligations, the request shall be considered satisfied when the managing director agrees to place the issue on the agenda of the next meeting or written consultation. If the managing director opposes the request or does not respond, the requesting shareholder may, upon the expiration of the period of one month after the request was made, himself proceed with the meeting notice or consultation.

20.3                           The meeting shall be held in the location of the registered office or in any other location indicated in the meeting notice.

The meeting notice must be sent at least fifteen days in advance via registered letter. The meeting notice must clearly indicate the agenda. The meeting may also be convened orally and the meeting may be held immediately if all the shareholders are present or represented.

Once the meeting has been convened, the text of the proposed decisions and any documents necessary for the information of the shareholder must be kept available to them in the registered office, where they may examine or make copies of the documents in question. The shareholders may request that these documents be sent to them via ordinary mail or, at the shareholder’s expense, via registered mail.

20.4                           In the event of a written consultation, the text of the proposed decisions as well as the documents necessary to provide the shareholders with the required information must be sent to each of them via registered mail with confirmation of delivery. Each shareholder shall have a period of fifteen days counting from the receipt of these documents to cast a “yes” or “no” vote on each decision. The response must be sent via registered mail. A shareholder who has not responded within the period stipulated above shall be deemed to have abstained from voting.

20.5                           The meeting shall be chaired by the managing director or, if the manager is not a shareholder, by the shareholder who is present and accepts the position who owns or represents the greatest number of shares. The functions of the ballot-counters shall be performed by the two shareholders who accept the position and who represent, either themselves or as proxies, the greatest number of shares. However, the appointment of ballot-counters is not mandatory.

The meeting may designate a person of its choice to act as secretary.

An attendance sheet shall be prepared indicating the last names, first names and addresses of the shareholders who are present or represented, the number of shares held by each of them and the identity of the proxies. This attendance sheet must be signed by the shareholders as they enter the meeting and must be certified correct by the officers of the meeting, or if no officers have been designated by the chairman of the meeting, and the proxies of the shareholders represented must be attached. The attendance list must be kept in the registered office.

20.6                           Every shareholder, including the holder of shares granted in exchange for work (parts d’industrie), has the right to attend the meetings and has a number of votes equal to the number of shares owned.

Every shareholder may also be represented by his or her spouse or by another shareholder to whom a power of attorney has been given.

The right to vote by mail must be exercised personally.

The legal representatives of disabled shareholders may participate in the vote, even if they are not themselves shareholders.

20.7                           When they are not recorded in a document signed by all the shareholders or their proxies, the collective decisions shall be recorded in minutes of the meeting drafted and retained in accordance with the procedures set forth in Articles 44 ff. of Decree No. 78-704 dated July 3, 1978.

ARTICLE 21 — ORDINARY COLLECTIVE DECISIONS

All decisions other than those that relate to the withdrawal of a shareholder, the approval of new shareholders, the dismissal of the managing director or the amendment of the Bylaws shall be considered ordinary decisions.

These decisions, to be valid, must be approved by one or more shareholders representing more than one-half of the shares.

ARTICLE 22 — EXTRAORDINARY COLLECTIVE DECISIONS

Decisions considered extraordinary are those that relate to the withdrawal of a shareholder, the approval of new shareholders, the dismissal of the managing director or the amendment of the Bylaws. These decisions, to be valid, must be approved by one or more shareholders representing at least two-thirds of the shares. However, any change of nationality or increase in the shareholders’ liabilities must be approved unanimously by all the shareholders.

ARTICLE 23 — FISCAL YEAR

The fiscal year begins January 1 and ends December 31 of each year.

By exception, the first fiscal year shall begin on the day the company is recorded in the Commercial Register and shall end December 31, 2008.

ARTICLE 24 — ACCOUNTS — SHAREHOLDERS’ RIGHT TO INFORMATION

At the close of each fiscal year, the management shall prepare a statement of the company’s assets and liabilities, a balance sheet, an income statement and notes that contain all the additional information necessary to obtain a true and fair picture of the company’s financial condition.

At least once a year, the managing director must report on his management to the shareholders and present them with a written report on the activity of the company during the past fiscal year, including an indication of the profits earned or projected and the losses incurred or projected.

This report and, if necessary, the auditor’s report, the text of the proposed decisions and all other documents necessary for the shareholders’ information must be sent to each of the shareholders via regular mail at least fifteen days before the meeting, or must be attached to the consultation letter.

During the same period, these documents must also be kept available to the shareholders at the registered office, where they can examine or copy them.

The accounts must be submitted for the approval of the shareholders within six months after the close of each fiscal year.

ARTICLE 25 — ALLOCATION OF THE RESULTS

The net profit for the fiscal year shall be determined, for each fiscal year, after deduction of the company’s overhead and other expenses, including all amortization, depreciation and necessary provisions.

The distributable profit consists of the net profit for the fiscal year minus any deficits carried forward and plus any profits carried forward.

This profit shall be distributed among the shareholders in proportion to the number of shares belonging to each of them. The profit shall be credited to their accounts on the company’s books or effectively paid on the date set either by the shareholders or, if no such date is set, by the management.

However, the shareholders may decide that some or all of the profit shall be carried forward or allocated to any general or special reserves that have been created.

If losses exist and are not offset with all or some of the reserves and the profits carried forward from prior fiscal years, the losses must be allocated to a balance-sheet item labeled “prior losses” and must then be charged against the profits from subsequent fiscal years. The shareholders, in the form of an appropriate collective decision, may also decide to discharge these losses in accordance by any procedure they deem appropriate, in which case the losses must be borne by each of them in proportion to their share of the capital stock.

ARTICLE 26 — LIQUIDATION

The company is in liquidation as soon as it is dissolved for any reason whatever.

The liquidation shall be conducted by one or more liquidators who shall be appointed and dismissed by a collective decision of shareholders representing more than one-half of the shares of the company or, if no such decision can be adopted, by a court order. The document that appoints the liquidator shall define his authority and compensation.

After payment of the debts and reimbursement of the capital stock, the assets shall be divided among the shareholders in the same proportions as their share of the profits. The rules concerning the division of estates, including preferential allocation, shall be applied.

Any asset contributed in kind to the assets to be divided shall be allocated, on request and in the form of compensation if necessary, to the shareholder who originally contributed it, whereby this option shall be exercised before any other right to a preferential allocation.

The deficits, if any, shall be divided among the shareholders in the same proportions as the profits.

If all of the shares in the company are held by a sole shareholder, the expiration of the company or its dissolution for any reason whatever shall result in the universal transmission of all of the company’s assets and liabilities to the sole shareholder, if it is a legal entity, without the necessity for liquidation, subject to the right of opposition of creditors pursuant to Article 1844-5 of the French Civil Code.

ARTICLE 27 — DISPUTES

All disputes that may arise relating to the business of the company during the life of the company or its liquidation, between shareholders or between the shareholders and the company shall be submitted to the District Courts (tribunal de grande instance) having jurisdiction.

ARTICLE 28 — PUBLICITY — AUTHORITY

The company shall acquire a legal personality only on the date it is recorded in the Commercial Register.

However, prior to the signature of these Bylaws, the legal transactions listed in an attachment to these Bylaws have been carried out on behalf of and for the account of the company being forced, whereby the attached list indicates for each of these transactions the resulting obligation for the company.

This list has been submitted to the shareholders before the signature of these Bylaws. This list must remain attached to these Bylaws.

The signature of these Bylaws signals the assumption by the company of the obligations which are deemed to have been subscribed by it from the beginning, as soon as the company has been recorded in the Commercial Register.

All these transactions and the resulting obligations shall be deemed to have been made and undertaken from the beginning by the Company, which shall assume them on its own account by the simple fact of its recording in the Commercial Register.

ARTICLE 29 — COSTS

The costs, taxes and fees incurred by these Bylaws shall be borne by the company.

TRANSITIONAL CLAUSES

ARTICLE 30 — APPOINTMENT OF THE FIRST MANAGING DIRECTOR

Alain Tornier, residing at 299 Chemin du Buttit, Saint-Ismier (38330), France, is appointed the company’s first managing director for an indefinite term of office.

ARTICLE 31 — ASSUMPTION BY THE COMPANY OF THE TRANSACTIONS AND OBLIGATIONS CONTRACTED IN ITS NAME

The undersigned acknowledge that they are aware of the legal transactions and obligations undertaken before the signature of the Bylaws. Attached to these Bylaws is a list describing these legal transactions and obligations undertaken for the account of the company being formed.

Full authority is given to the managing directors, with the option of acting together or separately, to sign and have published the notice of formation in a journal of legal announcements in the department where the registered office is located.

The signing of these Bylaws signifies, for the company, the assumption of all these legal transactions and obligations, which shall be deemed to have been subscribed by the company on the date of their origination, once the company has been recorded in the Commercial Register.

Signed in Montbonnot-Saint-Martin

On June 30, 2008

In seven originals

/s/ Douglas Kohrs	/s/ Alain Tornier
For Société TORNIER SAS	Mr. Alain Tornier
Douglas Kohrs

Recorded in: SIE DE GREBOBLE - GRESIVAUDAN
July 8, 2008 - Receive No. 2008/663 Case No. 13 Ext. 2441
Recording:	Fee waived	Penalties:
Total paid:	Zero euros
Amount received:	Zero euros
Agent

SCI CALYX

Real Estate Company (Société Civile Immobilière)

Capital stock 10,000 euros

Registered office: 161, rue Lavoisier

38330 Montbonnot-Saint-Martin

France

EXHIBIT

LIST OF LEGAL TRANSACTIONS FOR THE ACCOUNT OF THE COMPANY
IN FORMATION PRIOR TO THE SIGNING OF THE BYLAWS

•                                          Opening of a bank account

•                                          Signature of a Domicile Agreement

Signed in Montbonnot-Saint-Martin

On June 30, 2008

In seven originals

/s/ Douglas Kohrs	/s/ Alain Tornier
For Société TORNIER SAS	Mr. Alain Tornier
Douglas Kohrs